Exhibit 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

FOR IMMEDIATE RELEASE

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS FIRST QUARTER 2006 EARNINGS

May 10, 2006. Gibsonia, Pennsylvania – North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced net income of $5,586,000, or $.37 per share, on operating revenues of $26,723,000 for the first quarter of 2006. This compares to net income of $4,689,000, or $.31 per share, on operating revenues of $27,214,000 for the comparable period last year. NPSI’s President, Harry R. Brown, stated that the 19.1% increase in earnings was attributable primarily to a decrease in depreciation expense, an increase in earnings recorded from the Company’s investments in three wireless partnerships and an increase in income recorded from the Company’s temporary investments.

Mr. Brown reported that operating revenues decreased $491,000, or 1.8%, during first quarter 2006 as compared to first quarter 2005. He said that the decrease in revenues was partially attributable to a $294,000 decline in revenue generated from Primary Rate Interface (PRI) circuits provisioned to Internet Service Providers in the Company’s edge-out markets and the associated decline in local reciprocal compensation revenues that the Company earns from terminating the PRI traffic. Access revenues also decreased $344,000 from the prior year first quarter, mostly due to a decrease in overall access minutes of use on the Company’s network. These revenue decreases were partially offset by the Company’s ability to continue to penetrate its Competitive Local Exchange Carrier’s (CLEC) edge-out markets and to the further expansion of broadband service offerings.

Operating expenses for first quarter 2006 decreased $889,000, or 4.4%, from the comparable prior year period. Mr. Brown noted that the decrease in operating expenses was predominantly due to a $1,756,000 decrease in depreciation expense. During 2005, the Company conducted a comprehensive review of the useful life estimates of certain main categories of its Incumbent Local Exchange Carrier (ILEC)’s telephone plant and equipment. Pursuant to that review, effective October 1, 2005, the Company increased its useful life estimates for certain classes of its plant and equipment in order to more closely align the remaining depreciable lives of these assets with their true economic lives. These changes in useful life estimates had the impact of decreasing the Company’s quarterly depreciation expense by approximately $1,955,000. The decrease in depreciation expense was partially offset by increases in the direct costs associated with the growth in access lines and access line equivalents in the Company’s CLEC edge-out markets, such as fees paid for leasing unbundled network elements in the portions of the CLEC edge-out markets that the Company does not wholly provision over its own facilities, and fees paid to terminate the increased local, toll and Internet traffic generated by the Company’s growing customer base. In addition, combined labor and benefit expenses increased approximately $400,000 during first quarter 2006.

Other income (net) for the first quarter of 2006 improved $1,113,000 from the prior year period due principally to a $748,000 increase in equity income recorded from the Company’s partnership investments (which consist primarily of limited partner interests in three wireless partnerships). In addition, the Company benefited from a $333,000 increase in interest income earned on higher cash and temporary investment balances and a $59,000 decrease in interest expense as a result of the Company’s continued debt reduction.

North Pittsburgh Systems, Inc.

Reports First Quarter 2006 Earnings

Turning to operations, Mr. Brown reported that as of March 31, 2006, the Company had a total of 69,187 access lines in its ILEC territory, 61,434 CLEC access line equivalents (including 2,477 DSL subscribers) and a total of 14,850 DSL subscribers across all subsidiaries. He noted that although ILEC access lines had decreased 3.7% over the past twelve-month period ended March 31, 2006, total CLEC access line equivalents and consolidated DSL subscribers had grown 3.5% and 18.4%, respectively, over that same twelve-month period. Mr. Brown concluded his remarks by commenting that the first quarter of 2006 marked the launch of a new construction effort in the Company’s ILEC territory to drive fiber optic capacity closer to homes and businesses. He noted that these investments, which will enable the Company to significantly increase its broadband capacity, would serve as the platform for the Company’s next generation of voice, data and broadband-based applications.

North Pittsburgh Systems, Inc. has total assets of $160 million and operates an integrated high-technology telecommunications business in Western Pennsylvania providing competitive and local exchange services, long distance and Internet services through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc. and Pinnatech, Inc. (Nauticom).

In addition to historical information, this information may contain forward-looking statements regarding events, performance, financial trends and accounting policies that may affect the Company’s future operating results, financial position or cash flows. Such forward-looking statements are based on assumptions and estimates and involve risks and uncertainties. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause such a difference include, but are not limited to: a change in economic conditions; government and regulatory policies (at both the federal and state levels); unanticipated higher capital spending for, or delays in, the deployment of new technologies; the pricing and availability of equipment, materials and inventories; changes in the competitive environment; and the Company’s ability to continue to penetrate its edge-out markets. This information should be read in conjunction with the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

North Pittsburgh Systems, Inc.

Reports First Quarter 2006 Earnings

NORTH PITTSBURGH SYSTEMS, INC.

SUMMARIZED FINANCIAL INFORMATION

(Unaudited)

(Amounts in Thousands – Except Per Share Data)

	For the Three Months Ended March 31
	2006	2005*
Total operating revenues	$26,723	$27,214
Total operating expenses	19,395	20,284

Net operating income	7,328	6,930
Other income, net	2,260	1,147

Income from continuing operations before income taxes	9,588	8,077
Provision for income taxes	4,002	3,319

Income from continuing operations	5,586	4,758
Loss from discontinued operations*	—	(69)

Net income	$5,586	$4,689

Common shares outstanding	15,005	15,005

Basic and diluted earnings per share	$.37	$.31

Dividends per share	$.19	$.18

	March 31 2006	Dec. 31 2005
Cash and temporary investments	$56,088	$55,567
Total assets	160,309	159,200
Total debt	20,826	21,597
Total shareholders’ equity	102,256	99,517

*	During the fourth quarter of 2005, the Company sold its business telecommunications equipment operations, which engaged primarily in selling and maintaining Nortel key systems and private branch exchanges. The results of these operations have been classified as discontinued operations, with prior year period amounts reclassified to conform to the current year’s presentation. These reclassifications did not affect net income amounts.